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[THE LOEWEN GROUP INC. LETTERHEAD]


                                   October 3, 1997



STRICTLY PRIVATE AND CONFIDENTIAL

Mr. F. Andrew Scott
1549 Nanton Avenue
Vancouver, B.C.
V6J 2X3


Dear Andrew:

               I am pleased to confirm your proposed revised employment arrangement with The Loewen Group Inc. and subsidiaries (the "Company") in accordance with the following terms and conditions:

         1. You are employed as Senior Vice-President, Corporate Development, with employment in this position commencing on October 1, 1997.

         2. Your agreed duties and responsibilities will be those described in the attached job description (Schedule "A").

         3.    Your compensation will be made up of the following:

               (a) A beginning annual base salary of $345,875 (Canadian dollars) per annum payable on the Company's normal payroll basis. This annual base salary will be subject to review on January 1 of each year with any increases in the discretion of senior management, with performance and responsibility being the primary factors for consideration as part of this review.

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               (b)   Inclusion on all Company fringe benefit programs
                     normally provided to Executives at the Senior Vice-President level. Costs of these benefits will be shared between you and the Company in the same manner as with other Executives at the Senior Vice-President level.

               (c)   Four weeks paid vacation per annum.

               (d) Reasonable operating expenses for your automobile including gas, oil, insurance and maintenance.

               (e) The provision of additional employee stock option benefits to you (in addition to the 30,000 stock options presently held by you) by a further 20,000 options, vesting in equal annual amounts of 4,000 options per year over a five year period at a per share exercise price which is the close of trade price of the day prior to the signing of this Agreement. In the event pursuant to clause 6(b) or 6(c) the Company terminates this Agreement without cause, then the vesting of all remaining options shall thereupon accelerate to the date of termination.

               (f) You will be eligible annually, at the discretion of senior management based on performance and responsibility, for a bonus of up to 50% of your base annual salary. Reasonable goals and objectives for assessing performance will be mutually agreed annually prior to January 1 of each year. It is understood that there is no guarantee of a bonus in any year.

         4. The Company will provide and pay for a cellular telephone and any appropriate computer or fax equipment for business purposes.

         5. The Company will reimburse you for reasonable and prudent expenses incurred directly in relation to your duties, upon presentation of receipts or invoices in support.

         6.    (a)   This Agreement may be terminated by the Company for
                     cause at any time by providing written notice. "Cause"
                     shall mean: gross negligence; dishonesty; incompetence;
                     your material failure or inability to perform your
                     duties and responsibilities hereunder following
                     reasonable written warning; any activity or inactivity
                     by
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                     you that materially and adversely affects the business
                     operations or image of the Company or its affiliates; or any other material breach by you of this Agreement.

               (b) This Agreement may be terminated at any time by the Company, without cause, by providing written notice in which event the Company shall provide a severance payment equal to twice: your salary, bonus as earned, and value of your job related fringe benefits for the preceding twelve months. The vesting of any remaining options shall accelerate as provided in clause 3(e).

               (c) Constructive dismissal shall constitute termination without cause and the provisions of clause 6(b) shall apply.

         7. The parties acknowledge that you have a multi-talented personality and experience, and accordingly the Company reserves the right with your consent (such consent not to be unreasonably withheld) to transfer you to a position of equal rank and remuneration.

         8. In the event of any dispute concerning this Agreement or its effect, the same shall be settled by a single, private arbitrator (selected by mutual agreement of the parties within 15 days of notification by one of the Parties to this Agreement), pursuant to the provisions of the Commercial Arbitration Act of British Columbia. The Parties agree to co-operate in expediting the arbitration promptly and agree to complete making any representations to the arbitrator within 30 days of the arbitrator being selected and further agree to endeavor to cause the arbitrator to render his/her decision within a further 15 days. Punitive damages shall not be permitted under any circumstances. The results of the arbitration shall be final and binding upon the parties, with costs paid by the prevailing party.

         9. In consideration of the stock option benefit provided to you in paragraph 3(e) herein, you covenant as follows: upon termination of this Agreement by either party for any reason you will not, directly or indirectly, for a period of twenty-four months from termination, compete with the Company in the funeral, cemetery or related businesses anywhere in the United States or Canada. In providing this covenant you acknowledge that the acquisition and general activities of the Company extend across the United States and Canada and internationally; that the Company is engaged in an intensely competitive industry; that the Company's main competitors
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               seek acquisitions and operate competing businesses throughout the United States and Canada and internationally; and that your employment duties and knowledge cover both the United States and Canada and international.

               "Compete" includes serving as an employee, shareholder (except holdings of up to 1% of a public company are permitted), officer, director, consultant or advisor, directly or indirectly, and includes the giving of financial assistance or acting as broker, directly or indirectly.

               "Business" or "businesses" includes either direct or indirect research or negotiation or work for, or in relation to, the acquisition, development or operation of funeral homes, cemeteries and related businesses. "Related businesses" includes funeral and cemetery insurance of all types.

        10. With respect to your duties and responsibilities on behalf of the Company:

               (a) At all times you will act in the best interests of the Company; you will engage in no activity which is detrimental or prejudicial to the Company, its reputation, or any of its business;

               (b) At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of the Company, its operations or the Company's acquisition program;

               (c) You will at all times act honestly and faithfully in carrying out the Company's instructions;

               (d) You will at all times represent the Company in a professional manner and use your best efforts to promote the Company's interests.

        11. During the currency of this Agreement and following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to the Company or its business; nor during such times will you make any unauthorized use of any proprietary information, data or analysis of the Company, or of specific corporate opportunities developed or in the process of development by the Company.

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        12.    This Agreement replaces our Employment Agreement of June 30,
               1996.

        13. This letter confirms the Company's agreement with this employment proposal. To confirm your acceptance of and agreement with the employment proposal as outlined in this letter, please sign both copies and return one copy for our records, keeping a copy for yourself. This mutually signed letter will then constitute the employment agreement between us.

                              Yours truly,

                              THE LOEWEN GROUP INC.

                              Per  /s/ RAYMOND L. LOEWEN
                                   -------------------------------------------


                              ACCEPTED AND AGREED as of this 3rd day of October, 1997.

                              /s/ F. ANDREW SCOTT
                              ------------------------------------------------
                                  F. ANDREW SCOTT


Attachment

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                                 Schedule "A"

                    SENIOR VICE-PRESIDENT, CORPORATE DEVELOPMENT

                           DUTIES AND RESPONSIBILITIES


REPORTS TO: Chairman and Chief Executive Officer

GENERAL

- Responsibility to organize, manage, administer and co-ordinate the entire Company wide acquisition process between the Company's two executive offices and its executives in the field and to advise upon and negotiate acquisition transactions as required.

- To participate with the Chairman and other senior management in strategic planning and policy decisions related to the Company's long term corporate development.

- All those normal duties and responsibilities of a Senior Vice-President, Corporate Development of a cross-border U.S./Canadian public company with a high annual growth rate and a significant volume of acquisitions.

- To manage and co-ordinate the Company's corporate development activities in a manner designed to meet agreed upon corporate growth objections, on an annual basis.


ACQUISITIONS

- Resource person to assist and direct the senior management on any aspects of an: acquisitions or transactions, regardless of size or location.

ADMINISTRATION [including but not limited to the following]

- Synchronize acquisition activities between two offices (Vancouver and Philadelphia) and the field.

-  To maintain and improve Loewen internal acquisitions disciplines.

-  Suggest improvements in corporate development process and procedures.

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-  Liaison with other departments, in particular acquisition accounting, legal and operations.

- Review proposed "board letters" of major transactions in a timely manner to allow ample time for board of directors to receive and review information.

-  Hiring and training of acquisition personnel.


OTHER SPECIFIC RESPONSIBILITIES

- Solely responsible for management and administration of all corporate development activities including:

   -  hiring personnel

   -  firing personnel

   -  compensation

   -  work allocation and responsibilities

   -  acquisition analysis

   -  acquisition due diligence

   -  board presentations and recommendations

   -  post acquisition analysis

   -  acquisition integration

   -  systems integration

   -  acquisition strategic planning


TRAVEL

- It is acknowledged that this position may require considerable travel from time to time.